UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2010

PHARMATHENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement

On February 22, 2010, PharmAthene, Inc., a Delaware corporation (“PharmAthene”), amended its existing research and development contract with the U.S. Department of Health and Human Services (HHS), operating through the Biomedical Advanced Research and Development Authority (BARDA) (HHSO100200900103C), to support the continued advanced development of SparVax™, a second generation recombinant protective antigen (rPA) anthrax vaccine targeted for future procurement in the U.S. Strategic National Stockpile (SNS).

The contract modification, which is effective February 22, 2010 and extends through December 31, 2012, provides for additional advanced development funding for SparVax™.  During the base period of performance under the contract modification, i.e., through December 31, 2012, PharmAthene could receive payments of up to approximately $61 million on a cost-reimbursement-plus-fixed-fee basis, assuming that all milestones are achieved.

Under the contract modification, the government, at its sole discretion, may exercise three contract options during the base period of performance.  Assuming that the government exercises all three options, PharmAthene could receive up to an additional $17 million under the contract modification.

As disclosed in PharmAthene’s previous SEC filings, on September 28, 2007, NIAID and BARDA awarded to PharmAthene a $13.9 million contract for the advanced development of Valortim® as an anti-toxin therapeutic to treat inhalation anthrax infection.

Attached hereto as Exhibit 99.1 is a press release from February 23, 2010, in which PharmAthene announced the contract modification.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

No.	Description

99.1	Press release, dated February 23, 2010, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC. (Registrant)

Date: February 26, 2010	By:	/s/ Charles A. Reinhart III
Charles A. Reinhart III Senior Vice President and Chief Financial Officer